Exhibit 4.2

Name of Company:

LEJU HOLDINGS LIMITED

LEJU HOLDINGS LIMITED

Number:	Number	Ordinary Share(s)
-[no. of shares]-

Incorporated under the laws of the Cayman Islands

Ordinary Share(s):		Share capital is US$1,000,000 divided into
-[no. of shares]-		1,000,000,000 Ordinary Shares of a par value of US$0.001 each

Issued to: [name of shareholder]		THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

Dated		EXECUTED on behalf of the said Company on the day of 2014 by:

Transferred from:

DIRECTOR

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called LEJU HOLDINGS LIMITED

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor